Exhibit 5.1

Jason L. Kent

+1 212 479 6044

jkent@cooley.com

June 5, 2023

Reneo Pharmaceuticals, Inc.

18575 Jamboree Road, Suite 275-S

Irvine, California 92612

Ladies and Gentlemen:

We have acted as counsel to Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 625,000 shares of the common stock, $0.0001 par value, of the Company (the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

Cooley LLP    55 HUDSON YARDS NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM

June 5, 2023

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

Cooley LLP    55 HUDSON YARDS NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM